Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 1ST QUARTER 2013 FINANCIAL RESULTS

TIMBERVILLE, VA—April 23, 2013—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter and it’s recently declared first quarter dividend.

Selected Financial Highlights:
	2013 Q1	2012 Q1	2012 Q4
Net Income (000's)	$1,216	$1,135	$1,244
Earnings per share	0.49	0.46	0.49
Net Interest Margin	3.98%	3.88%	4.03%
Allowance for loan losses	1.77%	1.62%	1.75%
Provision for loan losses (000's)	$900	$900	$1,500
Non-Performing Loans (000's)	$11,685	$17,704	$13,386
Equity to Assets	8.86%	8.42%	8.27%
Efficiency Ratio	57.74%	56.11%	50.82%

Dean Withers, President and CEO, commented “We’re pleased to announce that our first quarter earnings for 2013 total $1.216 million, which is a 7.14% increase over the first quarter 2012. Our core earnings continue to benefit from improving net interest income, which increased $324,000 in the first quarter of 2013.” Withers continued, “During the first quarter of 2013, our cost of funds declined $418,000 when compared to the prior year. We continue to see incremental benefits from rate reductions we have enacted on various deposit products. Our costs of FHLB borrowings has declined significantly as our borrowings continue to re-price at significantly lower rates. We have also reduced our reliance on FHLB borrowings as a result of strong deposit growth”.

Withers stated, “Non-performing loans at $11.68 million decreased $1.70 million compared to year end 2012 and $6.02 million compared to the first quarter 2012. The majority of the risk in our loan portfolio continues to be associated with real estate development lending. While there has been increasing real estate sales and price stabilization, it is not uniform across all markets and price points. As such, we continue our efforts to increase our loan loss reserves via funding levels that exceed actual losses.” Withers continued, “On April 23, 2013, our Board of Directors declared a first quarter dividend of $0.17 per share. Based on our most recent trade price of $17.75 per share, this dividend constitutes a 3.83% yield on an annualized basis. The dividend will be paid on May 15, 2013, to shareholders of record as of May 3, 2013.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or NHayslett@FMBankVA.com

F & M Bank Corp. Financial Highlights

	For Three Months Ended March 31
INCOME STATEMENT	Unaudited 2013	Unaudited 2012
Interest and Dividend Income	$6,599,082	$6,693,124
Interest Expense	1,278,129	1,696,317
Net Interest Income	5,320,953	4,996,807
Non-Interest Income	894,754	775,799
Provision for Loan Losses	900,000	900,000
Other Non-Interest Expenses	3,603,453	3,251,308
Income Before Income Taxes & Securities Transactions	1,712,254	1,621,298
Securities Gains (Losses)		0
Provision For Income Taxes	468,292	473,921
Less Minority Interest	28,386	11,952
Net Income	$1,215,576	$1,135,425
Average Shares Outstanding	2,500,473	2,493,758
Net Income Per Common Share	.49	.46
Dividends Declared	.17	.16

BALANCE SHEET	Unaudited March 31, 2013	Unaudited March 31, 2012
Cash and Due From Banks	$5,845,092	$5,390,099
Interest Bearing Bank Deposits	978,396	667,184
Federal Funds Sold	27,244,000	22,921,000
Loans Held for Sale	21,130,211	25,160,152
Loans Held for Investment	465,742,100	450,800,760
Less Allowance for Loan Losses	(8,259,185)	(7,314,145)
Net Loans Held for Investment	457,482,915	443,486,615
Securities	19,090,090	26,967,077
Other Assets	34,723,397	32,829,313
Total Assets	$566,494,101	$557,421,440

Deposits	$458,979,703	$444,933,690
Short Term Debt	3,172,055	4,660,738
Long Term Debt	32,285,714	41,500,000
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	11,701,655	9,185,042
Total Liabilities	516,330,127	510,470,470
Stockholders’ Equity	50,163,974	46,950,970
Total Liabilities and Stockholders’ Equity	$566,494,101	$557,421,440
Book Value Per Common Share	$20.06	$18.82